Exhibit 10.14

PUT OPTION AGREEMENT

This PUT OPTION AGREEMENT (this “Agreement”) is made as of March 31, 2025, by and among Zephyr Infrastructure, LLC, a Delaware limited liability company (“Seller”), and American Bitcoin Corp., a Delaware corporation (the “Company” and, together with Seller, the “Parties”, and each individually, a “Party”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Transaction Agreement (as defined below).

RECITALS

WHEREAS, Seller is a wholly-owned subsidiary of Hut 8 Corp., a Delaware corporation (“Hut 8”);

WHEREAS, Seller is a party to an Option to Purchase Hosted Servers, dated as of September 19, 2024 (as amended, supplemented or otherwise modified from time to time, the “Bitmain Agreement”), with Bitmain Technologies Georgia Limited (“Bitmain”), pursuant to which Bitmain has agreed to sell to Seller, and Seller has agreed to purchase from Bitmain, in up to three tranches, such number of Bitmain U3S21EXPH miners with a total hashrate of 14.8608 EH/s (expected to be approximately 17,280 miners) (the “Product”), on the terms and conditions set forth in the Bitmain Agreement;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, American Bitcoin Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Hut 8 (“Purchaser”), the Company, the stockholders of the Company party thereto and the other parties thereto are entering into the Contribution and Stock Purchase Agreement (the “Transaction Agreement”), pursuant to which Purchaser will contribute certain assets to the Company and, in consideration thereof, the Company will issue and sell to Purchaser certain shares of the Company’s Class B Common Stock, on the terms and subject to the conditions set forth in the Transaction Agreement; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement, Hut 8 desires for Seller to obtain the right to sell to the Company any Product acquired under the Bitmain Agreement by Seller or its affiliates (other than the Company) after the date hereof, and the Company desires to grant such right to Seller, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the other transaction documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Right to Sell. Subject to the terms and conditions of this Agreement, at any time or from time to time during the period commencing on the date of this Agreement and ending on the thirtieth (30th) day following the termination of the purchase option period and the delivery of all miners purchased pursuant to the Bitmain Agreement (the “Put Period”), Seller shall have the right (the “Put Right”), but not the obligation, to cause the Company to purchase from Seller all or any amount, as determined by Seller, of the Product acquired by Seller or any of its affiliates (other than the Company) pursuant to the Bitmain Agreement, at a per-unit price equal to the per-unit purchase price paid to Bitmain for such Product under the terms of the Bitmain Agreement (the “Put Purchase Price”), without any additional markup, premium or administrative charge thereon. For the elimination of doubt, the Put Purchase Price with respect to any amount of the Product shall include the portion of the Call Purchase Fee (as defined in the Bitmain Agreement) attributable to such Product.

2. Exercise of Put Right. To exercise the Put Right, Seller shall deliver to the Company a written notice specifying (a) the amount of the Product to be purchased by the Company, (b) the aggregate Put Purchase Price for such Product, together with reasonable supporting calculations, and (c) a time and date (not later than the expiration of the Put Period) for the closing of such purchase (the date of any such closing, a “Closing Date”). For the elimination of doubt, the Parties acknowledge and agree that the Closing Date will be no later than the “Payment Date” as determined in accordance with the Bitmain Agreement. The Product is expected to be located at the Seller’s “Vega” data center facility in Oldham County, Texas, or another data center facility owned by Seller or an affiliate of Seller, on the Closing Date.

3. Payment and Closing Date.

(a) Subject to the terms and conditions of this Agreement, on each Closing Date, (i) the Company shall pay or cause to be paid to Seller, in immediately available funds by wire transfer to a bank account designated by Seller, an amount in cash equal to the aggregate Put Purchase Price for the Product to be sold on such Closing Date and (ii) Seller and the Company shall execute and deliver, or cause to be executed and delivered, such documents and instruments as may reasonably be necessary to convey to the Company good and valid title to the applicable Product, free and clear of all liens, claims, charges, security interests or other encumbrances.

(b) Notwithstanding the foregoing, but subject to Section 3(c), the Company shall not be obligated to pay the Put Purchase Price for the Product if, at the time of the exercise of the Put Right, the Company does not have sufficient legally available funds or capital to pay the Put Purchase Price in accordance with applicable law and the terms of this Agreement. In such event: (i) the Company shall notify the Seller in writing within five (5) days of the Put Right exercise, specifying the insufficiency of funds and providing reasonable supporting financial information; and (ii) the Company shall use commercially reasonable efforts to obtain financing or otherwise generate available funds sufficient to fulfill its obligations under the Put Right as soon as practicable. The Put Right shall remain outstanding and exercisable by the Seller upon the Company obtaining sufficient funds.

(c) From time to time, Seller may request that the Company confirm whether it has sufficient legally available funds to purchase a specified amount of the Product pursuant to this Agreement. The Company shall promptly provide written confirmation to Seller following any such request and, if the Company confirms that it has sufficient legally available funds to purchase the amount of the Product indicated in Seller’s request, the Company shall be deemed hereunder to have sufficient legally available funds to pay the Put Purchase Price with respect to such amount of the Product under any Put Notice delivered to the Company within five (5) business days following such written confirmation.

4. Assignment of Purchase Right. At the option of the Seller, the Seller may, in lieu of exercising its Put Right with respect to any or all of the Product, assign to the Company its right to purchase such Product under the Bitmain Agreement. If so assigned, the Company will execute any agreements reasonably requested by the Company or Bitmain to effectuate such assignment and will complete the purchase of the Product directly from Bitmain.

5. Cooperation; Further Assurances. From time to time hereafter, each Party agrees to cooperate with the other Party and to do all such acts and things and to execute and deliver, or cause to be executed and delivered, all such documents, notices, instruments and agreements as may be necessary or desirable to give effect to the provisions and intent of this Agreement.

6. Notices. All notices and other communications hereunder shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other Party in accordance with this Section 6):

if to Seller, to:

Zephyr Infrastructure, LLC

c/o Hut 8 Corp.

1101 Brickell Avenue, Suite 1500

Miami, Florida 33131

Attention:

Email:

if to the Company, to:

American Bitcoin Corp.

c/o Hut 8 Corp.

1101 Brickell Avenue, Suite 1500

Miami, Florida 33131

Attention:

Email:

7. Amendment, Modification and Waiver. No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Parties. Any failure of a Party to comply with any obligation or agreement hereunder may only be waived in writing by the Party against whom the waiver is to be effective, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by a Party to take any action with respect to any breach of this Agreement or default by the other Party shall constitute a waiver of such Party’s right to enforce any provision hereof or to take any such action.

8. Severability. If any provision of this Agreement is fully or in part invalid or unenforceable, such invalidity or unenforceability will not affect the validity and enforceability of any other provision of this Agreement. The invalid or unenforceable provision will then be considered replaced by a valid and enforceable provision that comes as close as possible to the economic purpose intended by the invalid or unenforceable provision.

9. Successors and Assigns. This Agreement is binding upon, shall inure to the benefit of and be enforceable by and against the Parties and their respective successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by the Company without the prior written consent of Seller.

10. Entire Agreement. This Agreement (together with any exhibits and schedules hereto and the other agreements, documents and instruments delivered in connection with the Transaction Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes and cancels all previous agreements and understandings, whether written or oral, among the Parties with respect to such subject matter.

11. Governing Law; Jurisdiction. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof that would require the application of the laws of any other jurisdiction.

12. Counterparts; Deliveries. This Agreement may be executed in counterparts, each of which will be deemed an original and which together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of signatures via .pdf or other electronic transmission.

13. No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the Parties (and their respective successors and assigns) any rights or remedies hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date first written above.

SELLER:

ZEPHYR INFRASTRUCTURE LLC

By:	/s/ Asher Genoot
Name:	Asher Genoot
Title:	President

COMPANY:

AMERICAN BITCOIN CORP.

By:	/s/ Michael Ho
Name:	Michael Ho
Title:	Executive Chairman

[Signature Page to Put Option Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date first written above.

SELLER:

ZEPHYR INFRASTRUCTURE LLC

By:	/s/ Asher Genoot
Name:	Asher Genoot
Title:	President

COMPANY:

AMERICAN BITCOIN CORP.

By:	/s/ Michael Ho
Name:	Michael Ho
Title:	Executive Chairman

[Signature Page to Put Option Agreement]